EXHIBIT 99.13

From: Klinger, Mike
Sent: Tuesday, March 24, 2009 1:20 PM
To: Robert L. Chapman, Jr.
Cc: Clarke H. Bailey; Nixon, Mike; Blue, Kyle
Subject: RE: EDCI Holdings (EDCI): Personnel: Office of the CFO: MWK/KEB/MDN

March 24, 2009

RLCjr

I acknowledge receipt of this email.

MWK

From: Robert L. Chapman, Jr.
Sent: Tuesday, March 24, 2009 1:26 PM
To: 'Michael W. Klinger'; 'Michael D. Nixon'; 'Kyle E. Blue'
Subject: EDCI Holdings (EDCI): Personnel: Office of the CFO: MWK/KEB/MDN

March 24, 2009

MWK/KEB/MDN,

Audit Committee and Board Presentation Preparation & Delivery:  I had a question from MWK as to whether or not KEB would be responsible for Board meeting and Audit Committee Meeting a) presentation and b) delivery.  The answer is “yes,” KEB will have that responsibility and others both inside and outside (e.g., JAL) the office of the CFO should assist KEB’s efforts.  KEB will deliver those presentations to the Audit Committee and Board of Directors.

MWK & MDN Receipt Confirmation:  Please confirm receipt.

RLCjr

From: Robert L. Chapman, Jr.
Sent: Tuesday, March 24, 2009 12:09 PM
To: 'Michael W. Klinger'; 'Michael D. Nixon'; 'Kyle E. Blue'
Cc: Clarke H. Bailey
Subject: EDCI Holdings (EDCI): Personnel: Office of the CFO: MWK/KEB/MDN

March 24, 2009

MWK/KEB/MDN,

I want to thank all three of your for taking the time today to discuss with me my decision, which was subject to those very conversations with you three, to create at EDCI and EDC an “Office of the CFO.”  Such office would have as its members the three of you, with the following nearly-identical duties as you each perform now:

MWK:  CFO of EDCI/EDC, and head of the Office of the CFO:  oversee the entire finance group as a coordinated team that has divided tasks and responsibilities to ensure all internal and external financial and other related reporting, capital markets/creditor matters, and financial analysis are conducted expeditiously and correctly.

KEB:  Sr. Manager, External Reporting, Investor/Creditor Relations:  performing duties currently under KEB’s job description/behavior, but adding to that the idea that KEB is “Mr. Outside,” communicating with EDCI’s owners (in private, and quarterly or other scheduled public conference calls), creditors (e.g., Wachovia), Board of Directors (both EDCI and EDC), and Audit Committee (along with RAF).

MDN:  Corporate Controller, EDCI:  performing duties currently under MDN’s job description/behavior, but making clear that MDN is “Mr. Inside,” dealing with mastery over all financial statement production and presentation, as well as financial analysis (income statement and balance sheet).

In order to preclude another horrific event like the one involving MWK signing unauthorized “double severance” letters on January 8, 2009, various decisions/actions (such as such a large financial obligation as that one) from the Office of the CFO shall require 2/3 members’ written approval.  Those actions/items shall be determined in consultation with Richard Friedman as EDCI’s SOX expert.

This change is effective immediately.  Recently hired, Jennifer Lohman shall report to the Office of the CFO rather than just the CFO himself.  Please confirm receipt by sending an E-mail reply to me sometime today.

RLCjr